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                                                                    EXHIBIT 99.1

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News Release
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Contact:
Sar Ramadan                                         For Immediate Release
Chief Financial Officer                                  October 26, 1999
Onyx Software
(425) 451-8060

                  ONYX SOFTWARE CORPORATION DECLARES DIVIDEND
                DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS

     Bellevue, Wash. -- Onyx Software Corporation (NASDAQ: ONXS) announced today that its Board of Directors has adopted a Shareholder Rights Plan and declared a dividend distribution of one preferred share purchase right on each outstanding share of Onyx common stock.

     The rights are designed to ensure that all Onyx shareholders receive fair and equal treatment in the event of a proposed takeover of Onyx, and to guard against the use of partial tender offers, squeeze-outs, open market accumulations or other abusive tactics to gain control of Onyx without paying all shareholders a control premium. Onyx is not aware of any takeover plans at the present time.

     The nontaxable dividend distribution will be made on November 9, 1999, payable to shareholders of record on that date. The rights will expire November 9, 2009.

About Onyx Software
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     Onyx Software Corporation (NASDAQ: ONXS) is a leading provider of Web-based
Customer Relationship Management (CRM) systems. The company's innovative e-business software combines comprehensive CRM functionality, third party applications and Internet content into personalized digital workplaces for marketing, sales and service employees, business partners and customers. The company's systems are scalable, flexible, reliable and deploy quickly resulting in a rapid return on investment and industry leading customer satisfaction. Onyx Software operates worldwide, supporting large, medium and small companies such as American Express, Cognos, Credit Suisse, FirstWorld Communications, Giga Information Group, Interactive Intelligence, NTL Group, Plumtree, Portland Trailblazers, Prudential, Sharp Electronics, Sierra Health Services, Singapore Cable Vision and US Bancorp Piper Jaffray. For more information call 1-888-275-6699, visit the Onyx Website at www.onyx.com or email info@onyx.com.
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